Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES CHANGES IN EXECUTIVE OFFICER TITLES

ARLINGTON, VA (January 8, 2015) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Matthew H. Birenbaum has been named Chief Investment Officer and Sean J. Breslin has been named Chief Operating Officer.  Prior to such appointments Mr. Birenbaum served as Executive Vice President - Corporate Strategy and Mr. Breslin served as Executive Vice President — Asset Management.

In his role as Chief Investment Officer, Mr. Birenbaum will continue to chair the Company’s Management Investment Committee, lead the development of the Company’s investment strategy, and oversee the investments, design, sustainability and market research functions.   Mr. Birenbaum’s prior experience at AvalonBay includes serving as a development officer overseeing the development of a wide variety of multifamily communities, including garden apartments, mid-rise communities with structured parking, and high-rise communities with ground floor retail and underground parking.

In his role as Chief Operating Officer, Mr. Breslin will continue to have overall responsibility for the Company’s asset management platform, including national property operations, asset management and redevelopment, and brand strategy and marketing.  In addition, he will continue to serve as a member of the Company’s Management Investment Committee.  Mr. Breslin’s prior experience at AvalonBay includes oversight of the investment and market research functions.

Commenting on these appointments, Timothy J. Naughton, Chairman and CEO, stated, “Matt and Sean have provided outstanding leadership in a variety of roles at AvalonBay and have contributed significantly to our success over the years.  These appointments recognize their growing leadership roles both within the Company and the apartment industry.”

About AvalonBay Communities, Inc.

As of September 30, 2014, the Company owned or held a direct or indirect ownership interest in 274 apartment communities containing 82,333 apartment homes in eleven states and the District of Columbia, of which 27 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com.